Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$8,062,000.00	$1,003.72

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-202524

December 20, 2017

PRICING SUPPLEMENT

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015

and Equity Index Underlying Supplement dated March 5, 2015)

Structured Investments

HSBC USA Inc.
$8,062,000
Phoenix Quarterly Review Notes Linked to the Least Performing of the

Russell 2000® Index, the MSCI Emerging Markets Index and the EURO

STOXX 50® Index due December 23, 2022 (the “Notes”)

General

•	Terms used in this pricing supplement are described or defined herein and in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. The Notes will have the terms described herein and in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. The Notes do not guarantee any return of principal, and you may lose up to 100% of your initial investment.
•	This pricing supplement relates to a single note offering. The purchaser of a Note will acquire a security linked to the Reference Assets described below.
•	Although the offering relates to the Reference Assets, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Assets or as to the suitability of an investment in the Notes.
•	Senior unsecured debt obligations of HSBC USA Inc. maturing December 23, 2022.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	Any payments on the Notes are subject to the Issuer’s credit risk.
•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, the terms set forth below will supersede.

Key Terms

Issuer:	HSBC USA Inc.
Reference Assets:	The Russell 2000® Index (“RTY”), the MSCI Emerging Markets Index (“MXEF”) and the EURO STOXX 50® Index (“SX5E”)
Reference Asset Sponsors:	With respect to RTY, FTSE Russell is the reference sponsor. With respect to the MXEF, MSCI, Inc. is the reference sponsor. With respect to the SX5E, STOXX Limited is the reference sponsor.
Least Performing Reference Asset:	The Reference Asset with the lowest Reference Return.
Principal Amount:	$1,000 per Note.
Trade Date:	December 20, 2017
Pricing Date:	December 20, 2017
Original Issue Date:	December 26, 2017
Final Valuation Date:	December 20, 2022, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement
Maturity Date:	December 23, 2022. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Automatic Call Feature:	The Notes will be automatically called if the Official Closing Level of each Reference Asset on any Observation Date beginning on June 20, 2018 is equal to or greater than its Initial Level. If the Notes are called, HSBC will pay you on the applicable Coupon Payment Date (which will also be the “Call Settlement Date”) a cash payment per Note equal to your Principal Amount plus the Contingent Coupon otherwise due on such date pursuant to the Contingent Coupon feature. No further amounts will be owed to you under the Notes.
Observation Dates:	March 20, 2018, June 20, 2018, September 20, 2018, December 20, 2018, March 20, 2019, June 20, 2019, September 20, 2019, December 20, 2019, March 20, 2020, June 19, 2020, September 21, 2020, December 21, 2020, March 19, 2021, June 21, 2021, September 20, 2021, December 20, 2021, March 21, 2022, June 20, 2022, September 20, 2022 and December 20, 2022, subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Coupon Payment Dates:	With respect to each Observation Date, three business days following the applicable Observation Date. The final Contingent Coupon, if payable, will be paid on the Maturity Date. The Coupon Payment Dates are subject to postponement as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Contingent Coupon Rate:	8.25% per annum, payable in equal quarterly installments.
Contingent Coupon:	If the Official Closing Level of each Reference Asset on any Observation Date or the Final Level of the Least Performing Reference Asset is equal to or greater than its Coupon Barrier, HSBC will pay you the Contingent Coupon.
If the Official Closing Level of each Reference Asset on any Observation Date or the Final Level of the Least Performing Reference Asset is less than its Coupon Barrier, the Contingent Coupon applicable to such date will not be payable and HSBC will not make any payment to you on the relevant Coupon Payment Date.
The Contingent Coupon will be a fixed amount based upon equal quarterly installments at the Contingent Coupon Rate. The table below sets forth each Observation Date (or the Final Valuation Date), Coupon Payment Dates and the hypothetical Contingent Coupons based on the Contingent Coupon Rate of 8.25% per annum, payable in equal quarterly installments.

Contingent Coupon
Observation Dates/Final Valuation Date*	Coupon Payment Dates	Contingent Coupons
March 20, 2018**	March 23, 2018**	2.0625%
June 20, 2018	June 25, 2018	2.0625%
September 20, 2018	September 25, 2018	2.0625%
December 20, 2018	December 26, 2018	2.0625%
March 20, 2019	March 25, 2019	2.0625%
June 20, 2019	June 25, 2019	2.0625%
September 20, 2019	September 25, 2019	2.0625%
December 20, 2019	December 26, 2019	2.0625%
March 20, 2020	March 25, 2020	2.0625%
June 19, 2020	June 24, 2020	2.0625%
September 21, 2020	September 24, 2020	2.0625%
December 21, 2020	December 24, 2020	2.0625%
March 19, 2021	March 24, 2021	2.0625%
June 21, 2021	June 24, 2021	2.0625%
September 20, 2021	September 23, 2021	2.0625%
December 20, 2021	December 23, 2021	2.0625%
March 21, 2022	March 24, 2022	2.0625%
June 20, 2022	June 23, 2022	2.0625%
September 20, 2022	September 23, 2022	2.0625%
December 20, 2022 (the Final Valuation Date)	December 23, 2022 (the Maturity Date)	2.0625%

*Each Observation Date and the Final Valuation Date is subject to postponement as described in the accompanying Equity Index Underlying Supplement.
**The Notes cannot be called on these dates.
Payment at Maturity:	If the Notes are not called, you will receive a payment on the Maturity Date calculated as follows:
If the Final Level of the Least Performing Reference Asset is equal to or greater than its Trigger Level (which is equal to its Coupon Barrier), HSBC will pay you a cash payment on the Maturity Date equal to $1,000 per $1,000 Principal Amount of Notes, plus the Contingent Coupon otherwise due on the Maturity Date.
If the Final Level of the Least Performing Reference Asset is less than its Trigger Level, HSBC will pay you a cash payment on the Maturity Date equal to:
$1,000 × (1 + Reference Return of the Least Performing Reference Asset).
In this case, you will have a loss of principal that is proportionate to the decline in the Final Level of the Least Performing Reference Asset from its Initial Level and you will lose some or all of your initial investment.

Reference Return:	Final Level – Initial Level
Initial Level
Trigger Level:	1,078.0532 with respect to the RTY, 792.995 with respect to the MXEF, and 2,486.855 with respect to the SX5E, each of which is 70.00% of its Initial Level
Coupon Barrier:	1,078.0532 with respect to the RTY, 792.995 with respect to the MXEF, and 2,486.855 with respect to the SX5E, each of which is 70.00% of its Initial Level
Initial Level:	1,540.076 with respect to the RTY, 1,132.85 with respect to the MXEF, and 3,552.65 with respect to the SX5E, each of which was its Official Closing Level on the Pricing Date.
Final Level:	With respect to each Reference Asset, its Official Closing Level as determined by the Calculation Agent on the Final Valuation Date.
Official Closing Level:	The closing level of each Reference Asset on any scheduled trading day as determined by the Calculation Agent based upon the value displayed on the Bloomberg Professional® service page with respect to the RTY, “RTY <INDEX>”, with respect to MXEF, “MXEF <INDEX>”, and with respect to SX5E, “SX5E <INDEX>”, or any successor page on the Bloomberg Professional® service or any successor service.
Calculation Agent:	HSBC USA Inc. or one of its affiliates
Estimated Initial Value:	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. See “Selected Risk Considerations — The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”
CUSIP/ISIN:	40435FPG6 / US40435FPG62
Form of the Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 6 of this document and “Risk Factors” on page S-2 of the Equity Index Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC Securities (USA) Inc. or another of our affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC will act as placement agents for the Notes.

The Estimated Initial Value of the Notes on the Pricing Date is $938 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” above and “Selected Risk Considerations” beginning on page 6 of this document for additional information.

	Price to Public	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000.00	$27.50	$972.50
Total	$8,062,000.00	$221,705.00	$7,840,295.00

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

JPMorgan

Placement Agent

December 20, 2017

Additional Terms Specific to the Notes

This pricing supplement relates to a single note offering linked to the Reference Assets. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Assets. Although the Note offering relates only to the Reference Assets, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Assets, any security included in any of the Reference Assets or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the Equity Index Underlying Supplement dated March 5, 2015. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 6 of this pricing supplement and “Risk Factors” on page S-2 of the Equity Index Underlying Supplement and page S-1 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and an Equity Index Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

•	The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

•	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

•	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

Selected Purchase Considerations

•	CONTINGENT COUPON PAYMENT— If the Official Closing Level of each Reference Asset on the applicable Observation Date or the Final Level of the Least Performing Reference Asset is equal to or greater than its Coupon Barrier, HSBC will pay a quarterly Contingent Coupon payment. Otherwise, no coupon will be paid on such Coupon Payment Date. The Coupon Payment Dates are indicated on the cover page hereof. For information regarding the record dates applicable to the Coupons paid on the Notes, please see the section entitled “Recipients of Interest Payments” on page S-12 in the accompanying prospectus supplement. The Contingent Coupon Rate is 8.25% per annum, payable in equal quarterly installments.

•	AUTOMATIC CALL FEATURE — The Notes will be automatically called if the Official Closing Level of each Reference Asset on any Observation Date is at or above its Initial Level. If the Notes are automatically called, you will receive, on the applicable Call Payment Date, a cash payment per $1,000 Principal Amount of Notes equal to the Principal Amount plus the Contingent Coupon.

Investor Suitability

The Notes may be suitable for you if:

▪	You believe that the Official Closing Level of each Reference Asset will not be below its Coupon Barrier on any of the Observation Dates and the Final Valuation Date.

▪	You are willing to make an investment that is exposed to downside performance of the Least Performing Reference Asset on a 1-to-1 basis if its Final Level is less than its Trigger Level.

▪	You are willing to hold the Notes that will be automatically called on any of the Observation Dates on which the Official Closing Level of each Reference Asset is at or above its Initial Level.

▪	You are willing to invest in the Notes based on the fact that your maximum potential return is any Contingent Coupons payable on the Notes.

▪	You are willing to forgo dividends or other distributions paid on the stocks included in the Reference Assets.

▪	You are willing to hold the Notes to maturity.

▪	You do not seek an investment for which there will be an active secondary market.

▪	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▪	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▪	You believe that the Official Closing Level of each Reference Asset will be below its Coupon Barrier on some or all of the Observation Dates and the Final Valuation Date.

▪	You are unwilling to make an investment that is exposed to downside performance of the Least Performing Reference Asset on a 1-to-1 basis if its Final Level is less than its Trigger Level.

▪	You are unable or unwilling to hold the Notes that will be automatically called on any of the Observation Dates on which the Official Closing Level of each Reference Asset is at or above its Initial Level, or you are otherwise unable or unwilling to hold the Notes to maturity.

▪	You are unwilling to invest in the Notes based on the fact that your maximum potential return is the Contingent Coupons payable on the Notes.

▪	You prefer to receive dividends or other distributions paid on the stocks included in the Reference Assets.

▪	You prefer an investment that provides upside participation in the Reference Assets, as opposed to any Contingent Coupons payable on the Notes.

▪	You seek an investment for which there will be an active secondary market.

▪	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▪	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any of the securities included in the Reference Assets. These risks are explained in more detail in the “Risk Factors” sections of the accompanying Equity Index Underlying Supplement and prospectus supplement.

•	SUITABILITY OF THE NOTES FOR INVESTMENT — You should only reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the information set out in this pricing supplement. Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. The return on the Notes is linked to the performance of the Reference Assets, and will depend on whether the Official Closing Level of each Reference Asset on the Observation Dates or the Final Level of the Least Performing Reference Asset, as applicable, is at or above its Coupon Barrier or Trigger Level. If the Notes are not called, HSBC will only pay you the Principal Amount of your Notes (plus the final Contingent Coupon) if the Final Level of the Least Performing Reference Asset is greater than or equal to its Trigger Level, and will only make that payment at maturity. If the Notes are not called and the Final Level of the Least Performing Reference Asset is less than its Trigger Level, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Level of the Least Performing Reference Asset from its Initial Level.

•	You May Not Receive any Contingent Coupons — Contingent quarterly payments are not, and should not be viewed as, periodic interest payments. HSBC will not necessarily make periodic coupon payments on the Notes. If the Official Closing Level of one or more of the Reference Assets on an Observation Date or the Final Level of the Least Performing Reference Asset is less than its Coupon Barrier, HSBC will not pay you the Contingent Coupon applicable to such Observation Date or the Final Valuation Date, as applicable. If the Official Closing Level of one or more of the Reference Assets on each of the Observation Dates (and the Final Level of the Least Performing Reference Asset) is less than its Coupon Barrier, HSBC will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes. Even if most of the Contingent Coupons are paid during the term of the Notes, the payments may be at irregular intervals, and a significant portion of the term of the Notes may pass without any payments being made.

•	REINVESTMENT RISK — If your Notes are automatically called, the term of the Notes may be as short as approximately 6 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the maturity date. No portion of the fees and commissions described on the cover page will be repaid if the Notes are automatically called.

•	YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS THE CONTINGENT COUPONS, IF ANY, REGARDLESS OF ANY APPRECIATION IN THE LEVELS OF THE REFERENCE ASSETS — If the Notes are not automatically called, for each $1,000 in Principal Amount, you will receive $1,000 at maturity plus the Contingent Coupon if the Final Level of the Least Performing Reference Asset is equal to or greater than its Trigger Level (and Coupon Barrier), regardless of any increases in the levels of the Reference Assets, which may be significant. Additionally, if the Notes are automatically called, you will not receive any Contingent Coupon payments for periods after which the Notes are called. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the stocks included in the Reference Assets during the term of the Notes.

•	THE AMOUNT PAYABLE ON THE NOTES IS NOT LINKED TO THE LEVELS OF THE REFERENCE ASSETS AT ANY TIME OTHER THAN ON THE OBSERVATION DATES AND THE FINAL VALUATION DATE — The Final Level of each Reference Asset will be based on its Official Closing Level on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the level of one or more of the Reference Assets appreciates during the term of the Notes other than on the Final Valuation Date but then drops on the Final Valuation Date to a level that is less than its Trigger Level, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the level of the Reference Assets prior to such decrease. Although the actual level of each Reference Asset on the Maturity Date or at other times during the term of the Notes may be higher than its Final Level, the Payment at Maturity will be based solely on the Official Closing Level of the Least Performing Reference Asset on the Final Valuation Date. Similarly, whether the Contingent Coupon with respect to an Observation Date is paid will depend on the Official Closing Level of each Reference Asset on that day.

•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of

HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

•	HIGHER CONTINGENT COUPON RATES OR LOWER TRIGGER LEVELS ARE GENERALLY ASSOCIATED WITH REFERENCE ASSETS WITH GREATER EXPECTED VOLATILITY AND THEREFORE CAN INDICATE A GREATER RISK OF LOSS — "Volatility" refers to the frequency and magnitude of changes in the levels of the Reference Assets. The greater the expected volatility with respect to the Reference Assets on the Pricing Date, the higher the expectation as of the Pricing Date that the levels of the Reference Assets could close below their Trigger Levels on the Final Valuation Date, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher coupon payment than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Trigger Level or a higher Contingent Coupon Rate) than for similar securities linked to the performance of reference assets with a lower expected volatility as of the Pricing Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Trigger Level may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of the Reference Assets can change significantly over the term of the Notes. The levels of the Reference Assets could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Reference Assets and the potential to lose some or all of your principal at maturity.

•	THE ESTIMATED INITIAL VALUE OF THE NOTES, WHICH WAS DETERMINED BY US ON THE PRICING DATE, IS LESS THAN THE PRICE TO PUBLIC AND MAY DIFFER FROM THE MARKET VALUE OF THE NOTES IN THE SECONDARY MARKET, IF ANY — The Estimated Initial Value of the Notes was calculated by us on the Pricing Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

•	THE PRICE OF YOUR NOTES IN THE SECONDARY MARKET, IF ANY, IMMEDIATELY AFTER THE PRICING DATE WILL BE LESS THAN THE PRICE TO PUBLIC — The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the levels of the Reference Assets and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

•	IF HSBC SECURITIES (USA) INC. WERE TO REPURCHASE YOUR NOTES IMMEDIATELY AFTER THE ORIGINAL ISSUE DATE, THE PRICE YOU RECEIVE MAY BE HIGHER THAN THE ESTIMATED INITIAL VALUE OF THE NOTES — Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

•	Since the Notes are linked to the performance of more than one Reference asset, you will be fully exposed to the risk of fluctuations in the levels of each Reference asset — Since the Notes are linked to the performance of more than one Reference Asset, the Notes will be linked to the individual performance of each Reference Asset. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Reference Assets to the same degree for each Reference Asset. For example, in the case of Notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these Notes, the individual performance of each of the Reference Assets would not be combined to calculate your return and the depreciation of any Reference Asset would not be mitigated by the appreciation of the other Reference Assets. Instead, your return would depend on the Least Performing Reference Asset of the three Reference Assets to which the Notes are linked.

•	WE ARE NOT AFFILIATED WITH THE REFERENCE ASSET SPONSORS — We are not affiliated with the Reference Asset Sponsors. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information about the Reference Assets contained in this pricing supplement. You should make your own investigation into the Reference Assets and the Reference Asset Sponsors. We are not responsible for the Reference Asset Sponsors’ public disclosure of information, whether contained in SEC filings or otherwise.

•	Potentially Inconsistent Research, Opinions or Recommendations by HSBC and JPMorgan — HSBC, JPMorgan, or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and which may be revised at any time. Any such research, opinions or recommendations could affect the levels of the Reference Assets, and therefore, the market value of the Notes.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate actions or other actions that might affect the levels of the Reference Assets and the value of the Notes.

•	THE NOTES LACK LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market. However, it is not required to do so and may cease making such offers at any time, if at all. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

•	The Notes are Not Insured OR GUARANTEED by any Governmental Agency of the United States or any Other Jurisdiction — The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

•	THE HISTORICAL PERFORMANCE OF THE REFERENCE ASSETS SHOULD NOT BE TAKEN AS AN INDICATION OF THEIR FUTURE PERFORMANCE DURING THE TERM OF THE NOTES — It is impossible to predict whether the levels of the Reference Assets will rise or fall. The Reference Assets will be influenced by complex and interrelated political, economic, financial and other factors.

•	MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Reference Assets in the manner described herein, and determining the amounts that we are required to pay you on the Notes, or from properly hedging our obligations under the Notes. These events may include disruptions or suspensions of trading in the markets as a whole. If the Calculation Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Notes or prevents the Calculation Agent from determining the Reference Return or Payment at Maturity in the ordinary manner, the Calculation Agent will determine the Reference Return or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your Notes.

•	Risks associated with non-U.S. companies — The values of the MXEF and SX5E depend upon the stocks of non-U.S. companies, and thus involve risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the MXEF and SX5E and, as a result, the value of the Notes.

•	There Are Risks Associated with Emerging Markets — An investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

•	The Notes will not be adjusted for changes in exchange rates — Although the equity securities that are included in the MXEF and SX5E are traded in currencies other than U.S. dollars, and your Notes are denominated in U.S. dollars, the amount payable on your Notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the value of the MXEF and SX5E, and therefore your Notes. The amount we pay in respect of your Notes on the maturity date, if any, will be determined solely in accordance with the procedures described in this pricing supplement.

•	Small-capitalization risk — The RTY tracks companies that are considered small-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the RTY may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

•	UNCERTAIN TAX TREATMENT — For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described in the discussion under “Tax Considerations”. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement. In addition, if you are a non-U.S. holder (as defined in the accompanying prospectus supplement), because the U.S. federal income tax treatment of the Contingent Coupons (including the applicability of withholding) is unclear, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the levels of the Reference Assets on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the actual and expected volatility of the Reference Assets;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events that affect the Reference Assets or the securities markets generally; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Hypothetical Examples

The below scenario analysis and examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the levels of the Reference Assets relative to their Initial Levels. We cannot predict the Final Levels or the Official Closing Levels of the Reference Assets on any Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Reference Assets. The following scenario analysis and examples illustrate the Payment at Maturity per $1,000.00 Note on a hypothetical offering of the Notes, based on the following assumptions (the actual Initial Levels, Coupon Barriers and Trigger Levels for the Notes are set forth on page 2 of this pricing supplement):

Hypothetical Initial Level of each

Reference Asset:	1,000.00
Contingent Coupon Rate:	8.25%, payable in equal quarterly installments.
Contingent Coupon:	$20.625 for each applicable Coupon Payment Date
Observation Dates:	Quarterly
Hypothetical Coupon Barrier:	700.00 (which is equal to 70.00% of the Hypothetical Initial Level)
Hypothetical Trigger Level:	700.00 (which is equal to 70.00% of the Hypothetical Initial Level)

Summary of the Examples*

	Notes Are Called on a Coupon Observation Date	Notes Are Not Called on Any Coupon Observation Date
	Example 1	Example 2	Example 3
Initial Level	1,000	1,000	1,000
Trigger Level	700	700	700
Coupon Barrier	700	700	700
Official Closing Level / Percentage Change on the First Coupon Observation Date**	850/-15%	1,050/5%	650/-35%
Official Closing Level / Percentage Change on the Second Coupon Observation Date	900/-10%	600/-40%	650/-35%
Official Closing Level / Percentage Change on the Third Coupon Observation Date	1,050/5%	650/-35%	650/-35%
Official Closing Level / Percentage Change on the Fourth Coupon Observation Date	N/A	600/-40%	600/-40%
Official Closing Level / Percentage Change on the Fifth Coupon Observation Date	N/A	800/-20%	600/-40%
Official Closing Level / Percentage Change on the Sixth Coupon Observation Date	N/A	700/-30%	650/-35%
Official Closing Level / Percentage Change on the Seventh Coupon Observation Date	N/A	650/-35%	650/-35%
Official Closing Level / Percentage Change on the Eighth Coupon Observation Date	N/A	600/-40%	600/-40%
Official Closing Level / Percentage Change on the Ninth through Nineteenth Coupon Observation Dates	N/A	Various Levels below the Coupon Barrier	Various Levels below the Coupon Barrier
Official Closing Levels / Percentage Change on the Final Valuation Date	N/A	75/-25%	60/-40%
Contingent Coupon Payment Amounts over the Term of the Notes	3 x $20.625 = $61.875	4 x $20.625 = $82.50	0 x $48.125 = $0.00
Principal Amount Payment if Notes are Called	$1,000	N/A	N/A
Principal Amount Payment at Maturity	N/A	$1,000	$1,000 + ($1,000 x -40%) = $600.00
Return of the Notes	6.1875%	8.25%	-40.00%

* The table above illustrates, on any given Coupon Observation Date or the Final Valuation Date, the hypothetical level and percentage change of the Reference Asset with the greatest decline compared to its Initial Level (or, if none have declined on such date, the smallest increase).

** The Notes cannot be called on this date.

Example 1—The Official Closing Level of each Reference Asset on the third Coupon Observation Date is greater than or equal to its Initial Level and each Reference Asset closed at or above its Coupon Barrier (but below its Initial Level) on the two prior Coupon Observation Dates.

Reference Asset	Initial Level	Final Level
RTY	1,000.00	1,300.00 (130.00% of Initial Level)
MXEF	1,000.00	1,200.00 (120.00% of Initial Level)
SX5E	1,000.00	1,050.00 (105.00% of Initial Level)

Each Reference Asset is at or above its Initial Level.

Payment (per Note):	$1,020.625

Because the Official Closing Level of each Reference Asset on the third Coupon Observation Date is at or above its Initial Level, the Notes will be called and you will receive $1,020.625 per Note, reflecting the Principal Amount plus the Contingent Coupon. When added to the Contingent Coupon payments of $41.25 received in respect of the prior Coupon Observation Dates, we will have paid you a total of $1,061.875 per Note, resulting in a 6.1875% return on the Notes.

Example 2— The Notes are not called, the Final Level of the Least Performing Reference Asset is greater than or equal to its Trigger Level, and each Reference Asset closed at or above its Coupon Barrier on three of the nineteen Coupon Observation Dates prior to the Final Valuation Date.

Reference Asset	Initial Level	Final Level
RTY	1,000.00	750.00 (75.00% of Initial Level)
MXEF	1,000.00	800.00 (80.00% of Initial Level)
SX5E	1,000.00	900.00 (90.00% of Initial Level)

RTY is the Least Performing Reference Asset.

Reference Return of the Least Performing Reference Asset:	75.00%
Payment at Maturity:	$1,020.625

Because the Final Level of the Least Performing Reference Asset is greater than or equal to its Trigger Level, you will receive $1,000 per $1,000 in Principal Amount plus the final Contingent Coupon, calculated as follows:

Payment at Maturity = $1,000 + $20.625 = $1,020.625

When added to the Contingent Coupon payments of $61.875 received in respect of prior Coupon Observation Dates, we will have paid you a total of $1,082.50 per Note, resulting in an 8.25% return on the Notes.

Example 3— The Notes are not called, the Final Level of the Least Performing Reference Asset is less than its Trigger Level, and the Reference Assets did not all close at or above their Coupon Barriers on any Coupon Observation Date.

Reference Asset	Initial Level	Final Level
RTY	1,000.00	600.00 (60.00% of Initial Level)
MXEF	1,000.00	800.00 (80.00% of Initial Level)
SX5E	1,000.00	900.00 (90.00% of Initial Level)

RTY is the Least Performing Reference Asset.

Reference Return of the Least Performing Reference Asset:	60.00%
Payment at Maturity:	$600.00

Because the Final Level of the Least Performing Reference Asset is less than its Trigger Level, you will receive $600 per $1,000 in Principal Amount, calculated as follows:

Payment at Maturity - $1,000 + ($1,000 x -40.00%) = $600.00

Because there were no Contingent Coupons payable in respect of the prior Coupon Observation Dates, we will pay you a total of $600.00, resulting in a -40.00% return on the Notes.

If the Notes are not called and the Final Level of the Least Performing Reference Asset is less than its Trigger Level, you will be exposed to any decrease in the level of the Least Performing Reference Asset on a 1:1 basis and could lose up to 100% of your principal at maturity.

Description of the Reference Assets

General

This pricing supplement is not an offer to sell and it is not an offer to buy any securities included in any of the Reference Assets. All disclosures contained in this pricing supplement regarding the Reference Assets are derived from publicly available information. Neither HSBC nor any of its affiliates has made any independent investigation as to the adequacy or accuracy of information about the Reference Assets contained in this pricing supplement. You should make your own investigation into the Reference Assets.

Description of the Russell 2000® Index (“RTY”)

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or NASDAQ, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

RTY constituents are required to have greater than 5% of the company’s voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders in order to be eligible for index inclusion. Current constituents who do not meet this requirement will have until the September 2022 review to meet the requirement or they will be removed from the RTY.

The top 5 industry groups by market capitalization as of November 30, 2017 were: Financial Services, Health Care, Producer Durables, Technology and Consumer Discretionary.

For more information about the RTY, see “The Russell 2000® Index” beginning on page S-36 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the RTY

The graph below illustrates the performance of the RTY from January 2, 2008 through December 20, 2017, based on closing level information from the Bloomberg Professional® service. Past performance of the RTY is not indicative of its future performance.

Historical Performance of the Russell 2000® Index

Source: Bloomberg Professional® service

Description of the MSCI Emerging Markets Index (“MXEF”)

The MXEF offers a representation of emerging markets based on the following countries: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. With 822 constituents, the MXEF covers approximately 85% of the free float-adjusted market capitalization in each country. It is based on the Global Investable Market Indices methodology which emphasizes index liquidity, investibility and replicability. The MXEF has a base value of 100.00 and a base date of December 31, 1987.

For more information about the MXEF, see “MSCI Indices” beginning on page S-22 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the MXEF

The graph below illustrates the performance of the MXEF from January 2, 2008 through December 20, 2017, based on closing level information from the Bloomberg Professional® service. Past performance of the MXEF is not indicative of its future performance.

Historical Performance of the MSCI Emerging Markets Index

Source: Bloomberg Professional® service

Description of the EURO STOXX 50® Index (“SX5E”)

The SX5E is composed of 50 stocks from the Eurozone (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices. The STOXX Europe 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

For more information about the SX5E, see “The EURO STOXX 50® Index” beginning on page S-11 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SX5E

The graph below illustrates the performance of the SX5E from January 2, 2008 through December 20, 2017, based on closing level information from the Bloomberg Professional® service. Past performance of the SX5E is not indicative of its future performance.

Historical Performance of the EURO STOXX 50® Index

Source: Bloomberg Professional® service

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in “Key Terms” in this pricing supplement. In that case, the trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Reference Return (including the Final Level). The accelerated Maturity Date will be the third business day following the postponed accelerated Final Valuation Date. For the avoidance of doubt, if no market disruption event exists with respect to a Reference Asset on the scheduled trading day preceding the date of acceleration, the determination of such Reference Asset’s Final Level will be made on such date, irrespective of the existence of a market disruption event with respect to any of the other Reference Assets occurring on such date.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, acting as placement agents, at the price indicated on the cover of this pricing supplement. The placement agents for the Notes will receive a fee that will not exceed $27.50 per $1,000 Principal Amount.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes. However, it is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

Delivery of the Notes will be made against payment for the Notes on the Original Issue Date set forth on the cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

Tax Considerations

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, the Notes should be treated as contingent income-bearing pre-paid executory contracts with respect to the Reference Assets. We intend to treat the Notes consistent with this approach, and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to certain limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Notes in accordance with this approach. Pursuant to this approach, we intend to treat any gain or loss upon maturity or an earlier sale, exchange or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date or upon automatic call, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as income-bearing pre-paid executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

In addition, if you are a non-U.S. holder (as defined in the accompanying prospectus supplement), because the U.S. federal income tax treatment of the Contingent Coupons (including the applicability of withholding) is unclear, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

We will not attempt to ascertain whether any of the entities whose stock is included in the Reference Assets would be treated as a passive foreign investment company (“PFIC”) or a United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Reference Assets were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Reference Assets and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Reference Assets is or becomes a PFIC or a USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2019. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Assets or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Assets or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of the Notes will only apply to dispositions after December 31, 2018.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Validity of the Notes

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes pursuant to the Senior Indenture referred to in the prospectus supplement dated March 5, 2015, and issued and paid for as contemplated herein, the Notes offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2015, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated March 5, 2015.